Exhibit 99.1

NGL Energy Partners Announces the Appointment of James M. Collingsworth to Board of Directors

January 27, 2015 02:10 PM Eastern Standard Time

TULSA, Okla.—(BUSINESS WIRE)—NGL Energy Partners LP (NYSE: NGL) announces Mr. James “Jim” M. Collingsworth has been appointed to the board of directors of its general partner, NGL Energy Holdings LLC, effective immediately. Mr. Collingsworth will serve as an independent director and has also been appointed to serve on the Audit Committee.

Mr. Collingsworth brings a wealth of experience to the Partnership. He has worked in all facets of the midstream and petrochemical industry for more than 40 years. In 2013, Mr. Collingsworth retired from Enterprise Products Company as Sr. Vice President of Regulated NGL Pipeline & Natural Gas Storage. He currently serves on the board of directors of Martin Midstream Partners.

About NGL Energy Partners LP

NGL Energy Partners LP is a Delaware limited partnership. NGL owns and operates a vertically integrated energy business with five primary businesses: water solutions, crude oil logistics, NGL logistics, refined products/renewables and retail propane. For further information visit the Partnership’s website at www.nglenergypartners.com.

Contacts

NGL Energy Partners LP

Atanas Atanasov, 918-481-1119

Executive Vice President, Chief Financial Officer and Treasurer

Atanas.atanasov@nglep.com